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Exhibit 12

                    GTE NORTHWEST INCORPORATED AND SUBSIDIARY
        Statement of the Consolidated Ratio of Earnings to Fixed Charges
                                   (Unaudited)


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
(Dollars in Millions)                                   Three Months Ended
                                                          March 31, 1999
                                                        ------------------

Net earnings available for fixed charges:
  Income from continuing operations                       $          54.5
  Add - Income taxes                                                 31.9
      - Fixed charges                                                15.0
                                                          ---------------
Adjusted earnings                                         $         101.4
                                                          ===============

Fixed charges:
  Interest expense                                        $          14.6
  Portion of rent expense representing interest                       0.4
                                                          ---------------
Adjusted fixed charges                                    $          15.0
                                                          ===============

RATIO OF EARNINGS TO FIXED CHARGES                                   6.76